 HOME EQUITY ASSET TRUST 2007-2

HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you, any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 2,249

Total Outstanding Loan Balance ($): 451,347,772

Total Expected Collateral Balance ($): 1,200,000,100

Total Expected Collateral Balance - Selection ($):  61,563,015

Average Loan Current Balance ($): 200,688

:

Weighted Average Original LTV (%) *: 82.7

Weighted Average Coupon (%): 8.31

Arm Weighted Average Coupon (%): 8.14

Fixed Weighted Average Coupon (%): 9.00

Weighted Average margin (%): 6.07

Weighted Average FICO (Non-Zero): 626

Weighted Average Age (Months): 2

:

% First Liens: 93.3

% Second Liens: 6.7

%Arms: 80.2

%Fixed: 19.8

% Interest Only: 7.7

% Of Loans with Mortgage Insurance: 0.0

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Current Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
5.51 -6.00	9	2,581,487	0.6	5.82	79.6	658
6.01 -6.50	42	13,102,190	2.9	6.34	77.6	668
6.51 - 7.00	156	50,959,707	11.3	6.83	79.1	654
7.01 - 7.50	242	64,498,940	14.3	7.28	80.8	637
7.51 - 8.00	350	89,710,458	19.9	7.78	80.5	629
8.01-8.50	274	66,145,591	14.7	8.26	83.0	632
8.51 - 9.00	272	62,194,876	13.8	8.77	83.6	616
9.01 - 9.50	133,	26,148,239	5.8	9.25	83.1	597
9.51 - 10.00	236	28,231,109	6.3	9.77	85.4	584
10.01-10.50	112	13,998,934	3.1	10.27	87.9	604
10.51 -11.00	89	9,542,400	2.1	10.74	87.7	591
11.01 - 11.50	107	9,461,369	2.1	11.15	90.9	607
11.51 -12.00	113	8,164,937	1.8	11.72	97.6	628
12.01 > =	114	6,607,535	1.5	12.23	98.7	611
Total.	2,249	451,347,772	100.0	8.31	82.7	626
Max: 12.90 Min:. 5.60 Wgt Avg: 8.31

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
FICO	Loans	Balance ($)	Balance	%	%	FICO
476 - 500	2	303,561	0.1	10.75	71.9	500
501 - 525	115	22,770,744	5.0	9.54	75.8	514
526 -550	147	28,250,867	6.3	9.00	77.2	538
551 - 575	156	34,103,893	7.6	8.72	78.0	562
576 - 600	234	49,112,397	109	8.47	83.9	590
601 - 625	516	85,581,081	19.0	8.25	84.0	612
626-650	448	85,236,116	18.9	8.13	84.1	638
651 - 675	291	61,539,035	13.6	8.02	84.5	661
676-700	168	40,043,724	8.9	7.95	83.7	687
701 -725	94	24,748,588	5.5	8.01	84.1	713
726.750	50	12,452,933	2.8	7.90	81.3	737
751 -775	21	4,616,189	1.0	7.60	85.5	759
776- 800	7	2,588,644	0.6	8.27	90.3	783
Total:	2,249	451,347,772	100.0	8.31	82.7	626
Max: 793
Min: 500
Wgt Avg: 626

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Scheduled Balance	Loans	Balance ($)	Balance	%	%	FICO
<= 50,000	240	7,872,021	1.7	10.91	98.8	632
50,001-100,000	443	33,688,795	7.5	9.97	87.4	616
100,001-150,000	372	46,313,922	10.3	8.90	82.1	619
150,001 - 200,000	315	55,211,450	12.2	8.47	81.7	618
200,001 - 250,000	190	42,588,533	9.4	8.25	81.7	625
250,001 - 300,000	200	54,979,887	12.2	8.01	79.8	615
300,001 - 350,000	131	42,308,245	9.4	7.99	81.1	627
350,001 - 400,000	110	41,359,436	9.2	7.88	83.1	616
400,001 – 450,000	82	34,779,989	`7.7	8.05	83.4	627
450,001- 500,000	58	27,709,735	6.1	7.70	82.7	639
500,001- 550,000	43	22,512,275	5.0	7.77	84.4	646
550,001- 600,000	27	15,530,043	3.4	8.01	82.2	645
600,001 -650,000	20	12,594,390	2.8	7.75	85.3	638
650,001 - 700,000	6	4,049,398	0.9	7.19	81.8	670
700,001 - 750,000	5	3,648,172	0.8	8.14	84.8	662
750,001 - 800,000.	2	1,579,430	0.3	7.64	80.0	688
850,001 - 900,000	2	1,763,323	0.4	7.22	80.0	678
900,001 - 950,000	1	939,826	0.2	6.98	30.0	735
950,001 - 1,000,000	2	1,918,903	0.4	7.19	80.0	721
Total:	2,249	451,347,772	100.0	8311	82.7	626
Max: 959,704.38 Min: 12,588.05 Avg: 200,688.20

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Original LTV (%) *	Loans	Balance ($)	Balance	%	%	FICO
X50.0	43	7,645,655	1.7	8.14	43.7	587
50.1 - 55.0	20	3,815,652	0.8	7.95	52.9	588
55.1 - 60.0	29	5,512,653	1.2	8.25	58.1	587
60.1- 65.0	37	7,368,024	1.6	8.14	63.7	597
65.1 - 70.0	68	14,296,850	3.2	8.21	68.8	595
70.1 – 75.0	100	22,416,888	5.0	8.27	74.1	592
75.1 – 80.0	812	196,017,573	43.4	7.85	79.8	637
80.1 -85.0	204	48,187,119	10.7	8.33	84.4	597
831 – 90.0	297	75,702,055	16.8	8.17	89.6	621
90.1 – 95.0	131	312$7942	6.9	8.76	94.7	642
95.1 - 100.0	508	39,097,361	8.7	10.69	100.0	656
Total:	2,249	451,347,772	100.0	8.31	82.7	626
Max: 100.0 Min: 17.5 Wgt Avg: 82.7

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Prepay Penalty in Years	Loans	Balance ($)	Balance	%	%	FICO
0.00	492	86,586,214	19.2	8.87	83.7	616
1.00	114	34,386,000	7.6	8.52	82.4	622
2.00	1,339	280,046,644	62.0	8.20	81.2	627
2.50	3	478,316	0.1	8.40	84.3	620
3.00	301	49,850,597	11.0	7.84	78.8	641
Total:	2,249	451,347,772	100.0	8.31	82.7	626

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Documentation Type	Loans	Balance ($)	Balance	%	%	FICO
Full	1,513	282,878,555	62.7	8.07	83.4	621
Reduced	354	76,249,987	16.9	8.77	83.9	656
Stated income /Stated Assets	375	91,042,739	20.2	8.66	79.7	617
No Income / No Assets	7	1,176,491	0.3	9.37	77.0	592
Total:	2,249	451,347,772	100.0	8.31	82.7	626

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Occupancy Status.	Loans	Balance ($)	Balance	%	%	FICO
Primary	2,067	416,947,262	92.4	8.29	82.8	625
Second Home	15	2,624,890	0.6	8.45	8.50	654
Investor	167	31,775,620	7.0	8.56	82.0	632
Total.	2,249	451,347,772	100.0	8.31	82.7	626

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
State	Loans	Balance ($)	Balance	%	%	FICO
California	719	210,006,554	46.5	8.06	82.1	633
Florida	212	43,701,030	9.7	8.58	82.1	614
Texas	400.	41,985,968	9.3	8.54	82.4	610
Arizona	178	30,004,736	6.6	8.25	83.0	634
Illinois	116	22,639,983.	5.0	8.72	85.2	618
New York	42'	1062,464	3.3	8.53	81.2	617
Utah	67	9,772,584	2.2	8.20	83.9	636
Nevada	34	7,478,544	1.7	8.39	84.2	639
Minnesota	43	7,169,032	1.6	8.42	84,1	614
Missouri	51	6,645,370	1.5	9.08	85.4	602
North Carolina	56	6,606,940	1.5	8.99	84.8	594
Louisiana	44	5,086,193	1.1	8.59	83.9	601
Georgia	36	4,893,381	1.1	8.91	86.5	618
New Jersey	17	4,275,544	0.9	8.14	81.4	626
Hawaii	13	3,809,724	0.8	8.27	79.7	684
Other	221	32,309,725	7.2	8.58	84.5	613
Total:	2,249	451,347,772	100.0	8.31	82.7	626

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Purpose	Loans	Balance ($)	Balance	%	%	FICO
Purchase	1,233	213,188,282	47.2	8.42	84.9	644
Refinance -RateTerm	57	8,267,200	1.8	8.36	83.1	607
Refinance - Cashout	959	229,892,290	50.9	8.21	80.7	610
Total:	2,249	451,347,772	100.0	8.31	82.7	626

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Product	Loans	Balance ($)	Balance	%	%	FICO
Arm 2/28	585	112,041,666	24.8	8.30	82.0	619
Arm 2/28 - Balloon 40/30	200	52,768,751	11.7	8.29	81.8	617
Arm 2/28 - Balloon 50/30	602	186,008,283	41.2	8.02	82.4	627
Arm 3/27	17	4,355,450	1.0	8.08	80.8	610
Arm 3/27 - Balloon 40/30	4	1,047,281	0.2	7.96	90.2	643
Arm 3/27 - Balloon 50/30	16r	4,686,380	1.0	7.90	81.8	641
Arm 6 Month	2	1,142,508	0.3	7.23	81.1	677
Fixed Balloon 30/15	483	30,132,366	6.7	11.15	99.9	646
Fixed Balloon 40/30	26	6,151,249	1.4	7.85	84.1	642
Fixed Balloon 50/30	39	9,831,736	2.2	7.73	73.8	624
Fixed Rate	275	43,182,100	9.6	7.96	77.3	631
Total:	2,249	451,347,772	100.0	8.31	82.7	626

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Property Type	Loans	Balance ($)	Balance	%	%	FICO
Single Family Residence	1,679	338,414,318	75,0	8.29	82.6	623
PUD	325	58,633,473	13.0	8.38	84.0	625
Condo	131	24,755,547	5.5	8.41	84.5	652
2 Family	93	22,533,097	5.0	8.52	83.0	635
3-4 Family	21	7,011,337	1.6	8.00	74.4	643
Total	2,249	451,347,772	100.0	8.31	82.7	626

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Margin (%)	Loans	Balance ($)	Balance	%	%	FICO
4.51 - 5.00	9	1,974,801	05	9.77	78.9	546
5.01 - 5.50	20	4,072,274	1.1	9.18	89.3	636
5.51 - 6.00	1,141	294,010,635	81.2	7.99	83.2	635
6.01 -6.50	136	34,200,254	9.4	8.57	80.0	583
6.51-- 7.00	94	22,005,755	6.1	8.75	74.5	565
7.01 - 7.50	26	5,786,600	1.6	9.73	66.7	530
Total:	1,426	362,050,320	100.0	8.14	82.2	623
Max: 7.25 Min: 5.00
Wgt Avg: 6.07

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Months to Rate Reset	Loans	Balance ($)	Balance	%	%	FICO
1-3	2	1,142,508	0.3	7.23	81.1	677
19 -21	332	84,502,364	23.3	8.16	83.1	623
22 - 24	1,055	266,316,337	73.6	8.15	81.9	623
31 - 33	8	2,454,136	0.7	8.47	83.1	624
34 - 36	29	7,635,975	2.1	7.83	82.0	629
Total:	1426	362,050,320	100.0	8.14	82.2	023
Max: 35 Min: 3
Wgt Avg: 22

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
11.51 -12.00	9	2,581,487	0.7	5.82	79.6	658
12.01 -12.50	24	8,783,866	2.4	6.34	80.5	663
12.51-13.00	112	39,079,590	10.8	6.82	80.7	653
13.01 -13.50	197	54,270,347	15.0	7.28	81.3	635
13.51 -14.00	291	79,568,554	22.0	7.78	81.1	629
14.01 - 14.50	228	58,565,605	16.2	8.26	83.3	634
14.51 - 15.00	226	56,257,456	15.5	8.78	83.7	617
15.01 15.50	106	22,922,840	16.3	9.25	83.7	596
13.51 -16.00	109	22,003,933	6.1	9.78	83.4	576
16.01 - 16.50	51	8,462,560	2.3	10.26	83.7	562
16.51 -17.00	36	5,197,262	1.4	10.77	82.5	561
17.01 -17.50	28	3,654,572	1.0	11.22	78.9	538
17.51 -18.00	7	611,084	10.2	11.72	74.0	521
18.01 >=	2	91,163	0.0	12.17	80.0	588
Total:	1,426	362,050,320	100.0	8,14	82.2	623
Max: 18.31 Min: 11.60 Wgt Avg: 14.14

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
5.51 -6.00	8	2,206698	0.6	5.82	79.7	657
6.01 – 6.50	25	9,158,655	2.5	6.32	80.5	663
6.51 - 7.00	112	39,079,590	10.8	6.82	80.7	653
7.01 -7.50	197	54,270,347	15.0	7.28	81.3	635
7.51 - 8.00	291	79,568,554	22.0	7.78	81.1	629
8.01 - 8.50	228	58,565,605	16.2	8.26	83.3	634
8.51 - 9.00	226	56,257,456	15.5	8.78	83.7	617
9.01 - 9.50	106	22,922,840	6.3	9.25	83.7	596
9.51 -10.00	109	22,003,933	6,1	9.78	83.4	576
10.01 -10.50	51	8,462,560	2.3	10.26	83.7	562
10.51 -11.00	36	5,197,262	1.4	10.77	82.5	561
11.01-11.50	28	3,654,572	1.0	11.22	78.9	538
11.51 >=	9	702,248	0.2	11.78	74.8	530
Total:	1,426	362,050,320	100.0	8.14	82.2	623
Max: 12.31 Min: 5.68 Wgt Avg: 8.14

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Initial Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	1,426	362,050,320	100.0	8.14	82.2	623
Total:	1,426	362,050,320	100.0	8.14	82.2	623
Wgt Avg: 1.00

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Subsequent Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	1,426	362,050,320	100.0	8.14	82.2	623
Total:	1,426	362,050,320	100.0	8.14	82.2	623
Wgt Avg: 1.00

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Interest Only Period (Months) Loans	Loans	Balance ($)	Balance	%	%	FICO
0	2,148	416,661,115	92.3	8.37	82.8	624
60	101	34,686,656	7.7	7.66	81.9	649
Total:	2,249	451,347,772	100.0	8.31	82.7	626